Exhibit 99.2

Exar Corporation Announces

Receipt of Nasdaq Staff Deficiency Letters

Fremont, CA, November 7, 2005 - Exar Corporation (Nasdaq: EXAR) today announced that it has received two Nasdaq Staff Deficiency Letters, both dated November 2, 2005. The first letter from Nasdaq confirmed that the Company no longer complies with Nasdaq’s audit committee requirements for continued listing set forth in Marketplace Rule 4350(d)(2). The second letter from Nasdaq notified the Company that it no longer complies with Nasdaq’s nominations committee requirements for continued listing set forth in Marketplace Rule 4350(c)(4).

With respect to the first letter, Exar previously notified Nasdaq that in the event Richard Previte and Thomas Werner were not re-elected to Exar’s Board of Directors at the 2005 Annual Meeting of Stockholders held on October 27, 2005 (the “Annual Meeting”), Exar would no longer be in compliance with Marketplace Rule 4350(d)(2) because the Audit Committee would be comprised of only two independent members, and, neither of such members is qualified to serve as a financial expert within the meaning of Marketplace Rule 4350(d)(2)(A). At the next scheduled meeting of the Board of Directors, the Company intends to reconstitute the Audit Committee to be comprised of at least three independent directors, each of whom will satisfy the requirements of Marketplace Rule 4350(d)(2)(A)(i)-(iv). The Company separately intends to appoint an independent director to the Audit Committee who qualifies as a financial expert within the meaning of Marketplace Rule 4350(d)(2)(A). Nasdaq has notified the Company that it has until the earlier of its next annual stockholders meeting or October 27, 2006 to regain compliance with Marketplace Rule 4350(d)(2). Failure to comply within the required time frame may result in Nasdaq de-listing Exar’s stock or taking other corrective actions.

With respect to the second letter, as a result of the failure to re-elect Mr. Previte at the Annual Meeting and the concurrent retirement of Mr. Conlisk, the Board’s Corporate Governance and Nominating Committee has no members. In this regard, the letter states that Nasdaq is reviewing the Company’s eligibility for continued listing on The Nasdaq Stock Market and requests that the Company provide to the Nasdaq, on or before November 17, 2005, the Company’s specific plan and timetable to achieve compliance with Marketplace Rule 4350(c)(4). On November 3, 2005, the Company advised Nasdaq that at the next scheduled meeting of the Board of Directors, the Company intends to appoint two independent directors to the Corporate Governance and Nominating Committee, and provided Nasdaq with biographical information regarding the potential nominees. The Company intends to regain compliance with the requirements of Rule 4350(c)(4) at the next scheduled meeting of the Board of Directors.

Safe Harbor

This release includes forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, regarding the composition of the committees of the Board of Directors and the Company’s intention to comply with Nasdaq Marketplace Rules. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on such factors as the Company’s ability to recruit additional, qualified members to its Board of Directors.

There can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements. As appropriate, additional factors are contained in reports filed by the Company with the Securities and Exchange Commission, including the Company’s reports on Form 10-K for the fiscal year ended March 31, 2005, Form 10-Q for the fiscal quarter ended June 30, 2005, Form 10-Q for the fiscal quarter ended September 30, 2005 and current reports on Form 8-K. This paragraph is included to provide safe harbor for forward-statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.

About Exar

Exar Corporation, celebrating its 20th year on Nasdaq, designs, develops and markets high-performance, analog and mixed-signal silicon solutions for the worldwide communications infrastructure. Leveraging its industry-proven analog design expertise, system-level knowledge and standard CMOS process technologies, the Company provides OEMs innovative, highly integrated ICs that facilitate the transport and aggregation of signals in access, metro and wide area networks. The Company’s physical layer silicon solutions address transmission standards such as T/E carrier, ATM and SONET. The Company also provides one of the industry’s most comprehensive family of serial communications solutions. Within this product offering, the low voltage and multi-channel universal asynchronous receiver transmitters are particularly well suited to support high data rate and increasing data transfer efficiency requirements for various industrial, telecom and computer server applications. In addition, the Company offers a portfolio of clock generation and clock distribution devices for a wide range of communications systems. The Company is based in Fremont, CA, had fiscal 2005 revenues of $57.4 million, and employs approximately 275 people worldwide. For more information about the Company visit: http://www.exar.com.

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For Immediate Release

Ronald W. Guire, Exec. VP, CFO

Thomas R. Melendrez, Senior Vice President

(510) 668-7000